UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2006

THE MOSAIC COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-32327	20-0891589
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3033 Campus Drive
Suite E490
Plymouth, Minnesota 55441	55441
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 918-8270

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 7, 2006, the Board of Directors of The Mosaic Company (the “Company”), pursuant to the recommendation of a subcommittee of its Compensation Committee consisting solely of “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code, approved corporate performance measures for certain key managers, including executive officers, under the Company’s Management Incentive Plan (“MIP”) for the fiscal year ending May 31, 2007. Pursuant to the MIP, key managers of the Company and its subsidiaries, including executive officers, are eligible for annual cash incentive compensation based upon the attainment of pre-established business performance goals established by the Board, upon the recommendation of the Compensation Committee or a subcommittee of outside directors. Attainment of the corporate performance measures determines the amount of the incentive payment for executive officers and all or a portion of the amount of the incentive payment for other participants. Threshold, target and maximum payout levels are set based upon the extent to which the specified performance measures are attained. Target annual incentive awards for executive officers range from 40% to 150% of base salary. The corporate performance measures for the fiscal year ending May 31, 2007 are (i) operating earnings plus equity in net earnings of nonconsolidated companies and (ii) net cash flow. Such measures are deemed by the Board of Directors to be important measures of, among other things, the Company’s ability to generate value for stockholders and reduce its long-term indebtedness. The threshold for payout under the corporate operating earnings measure must be attained before any payout is made under the MIP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MOSAIC COMPANY

Date: July 13, 2006	By:	/s/ Richard L. Mack
	Name:	Richard L. Mack
	Title:	Senior Vice President, General
Counsel and Corporate Secretary